Exhibit 21.1

Pediatrix Medical Group, Inc.
Subsidiaries

Incorporation Name	D/B/A	State of Incorporation
Pediatrix Medical Group of Florida, Inc.	None	Florida
Florida Regional Neonatal Associates, P.A.	None	Florida
PMG Acquisition Corp.	None	Florida
PMG Cardiology, Inc.	None	Florida
Obstetrix Medical Group, Inc.	None	Florida
Obstetrix Medical Group of Delaware, Inc.	None	Delaware
Pediatrix Medical Group of Delaware, Inc.	None	Delaware
Pediatrix Medical Group (International), Inc.	None	Delaware
Pediatrix Medical Services, Inc.	Pediatrix Medical Group of Texas;
ObsteTexasMedical Group of Texas;
Texas Perinatal Group;
Magella Medical Associates;
Texas Newborn Services;
Perinatal Associates of Texas;
Obstetrix Medical Group of Plano;
Obstetrix Medical Group of Dallas;
Baylor Prenatal Diagnosis Center;
Baylor Prenatal Diagnosis Center at
Garland; Children’s Cardiology
Associates
Neonatology Associates Billing, Inc.	None	Texas
Obstetrix Medical Group of Texas Billing, Inc.	Obstetrix Medical Group of Texas	Texas
Texas Maternal Fetal Medicine Billing, Inc.	None	Texas
Pediatrix Medical Group of Texas Billing, Inc.	Pediatrix Medical Group of Texas	Texas
St. Joseph Neonatology Consultants, Inc.	None	Texas
Fort Worth Neonatal Associates Billing, Inc.	None	Texas
Texas Newborn Services, Inc.	Texas Newborn Services	Texas
Magella Medical Associates Billing, Inc.	Magella Medical Associates	Texas
Pediatrix Developmental Services
Pediatrix Texas I LLC	None	Texas
Pediatrix Florida LLC	None	Florida
Magella Healthcare Corporation	None	Delaware
Pediatrix Charitable Fund, Inc.	None	Florida
Palm Beach Neo Acquisitions, Inc.	None	Florida
Pediatrix Screening, Inc.	None	Pennsylvania